Exhibit 10.31

EXPENSE PAYMENT AGREEMENT

This Expenses Payment Agreement (this “Agreement”), dated as of November 7, 2025, is made and entered into by and between Mercury Capital LLC, a limited liability company formed under the laws of the state of Delaware (the “Sponsor”) and YA II PN, LTD (the “Investor”).

W I T N E S S E T H

WHEREAS, Plum Acquisition Corp. III, a Cayman Islands exempted company (“SPAC”), Plum III Merger Corp., a corporation formed under the Laws of the Province of British Columbia (“Pubco”) and Tactical Resources Corp., a corporation formed under the laws of the Province of British Columbia (the “Company”), among others, are parties to that certain Business Combination Agreement, dated as of August 22, 2024 and as amended on December 12, 2024, January 28, 2025 and July 29, 2025, which provides for, among other things, a business combination among SPAC, Pubco and the Company (the “Business Combination”);

WHEREAS, the Sponsor is party to that certain Sponsor Support Agreement, dated as of August 22, 2024, as amended by Amendment No. 1 thereto (so amended, the “Sponsor Support Agreement”), pursuant to which the Sponsor is obligated to use commercially reasonable efforts to transfer certain Class B Units of the SPAC held by the Sponsor, (the “Sponsor Incentive Units”), exercisable into one Class B Ordinary Share, par value $0.0001 per share (the “Class B Ordinary Shares”) and one warrant exercisable for one-third of one Class B Ordinary Share, to certain third parties as provided for in Sections 4(a), 4(b) and 4(c) thereto; and

WHEREAS, the Company, Pubco and the Investor are parties to a certain Standby Equity Purchase Agreement, dated November 7, 2025 (the “SEPA”);

WHEREAS, in order for the Company to have additional liquidity for the Business Combination, which will directly benefit the Sponsor, the Sponsor wishes to pay, assign and transfer to the Investor a portion of the Class B Ordinary Shares as set forth with respect to the Investor on Schedule A hereto, in order to pay certain expenses of the Company in connection with the SEPA, subject to the terms and limitations provided for herein, and the Investor agrees to accept such Class B Ordinary Shares and be bound by the terms of this Agreement.

NOW, THEREFORE, in consideration of the premises, representations, warranties and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Payment of Expenses; Transfer of Securities.

(i)	Immediately prior to the consummation of the Business Combination (the “Closing”), the Sponsor shall assign and transfer a portion of the Class B Ordinary Shares to the Investor as set forth on Schedule A , (the “Shares”) representing the payment of the SEPA Expenses (defined below).

(ii)	Upon transfer, the Investor will have full ownership rights to the Shares (or the securities into which the Shares may be converted, exchanged or subdivided) transferred hereby, including the right to vote such securities and to receive dividends and distributions thereon, subject only to the provisions of Section 2 and Section 3.

(iii)	Immediately following the closing of the Business Combination, Sponsor shall cause the Company to remove any restrictive legends on the Shares, and the Shares shall thereafter be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended, free and clear of any lien, claim or incumbrance.

Section 2. Sale of the Shares. Notwithstanding that the Investor has full ownership rights to the Shares, the Sponsor and the Investor have a mutual interest in ensuring that the Shares are liquidated in an orderly manner that results in the greatest amount of net proceeds to pay SEPA Expenses. The Investor and the Sponsor agree that the Shares shall be sold by the Investor pursuant to the following trading parameters, unless otherwise mutually agreed by the Sponsor and the Investor in writing:

1.	If the Shares are trading above $10.00, there are no volume restrictions;

2.	If the Shares are trading at prices greater than $5.00 but less than $10.00, the number of Shares sold may not exceed 15.0% of the daily volume; and

3.	If the Shares are trading at prices less than $5.00, the number of Shares sold may not exceed 12.5% of the daily volume.

Notwithstanding anything in the foregoing to the contrary, upon and to the extent that the sale of Shares results in proceeds to the Investor of $7,000,000, net of brokerage and customary trading expenses, the Investor shall cease the sale of Shares; and shall return any unsold Shares to the Sponsor within three business days. Upon the earlier of (i) the sale of all of the Shares or (ii) the receipt by the Investor of net proceeds from the sale of the Shares in the amount of $7,000,000, the Investor shall provide to the Sponsor a trading report in reasonable detail indicating daily sale prices and volumes of such sales.

Section 3. Use of Proceeds. The Investor and the Sponsor agree that the proceeds for the sale of the Shares, net of ordinary brokerage commissions and other customary trading expenses, shall be applied to the following amounts and in the following order (the items set forth in subsections (a)-(c) below, the “SEPA Expenses”):

(a)	to the payment of the Commitment Fee in the amount of $2,000,000;

(b)	to the payment of the discount for the sale of Advance Shares under the SEPA, in an amount equal to $3,000,000; and

(c)	to the payment of the discount for the Conversion Price upon the issuance of Common Shares under the Promissory Note, an amount equal to $600,000; and

(d)	to pay accrued and unpaid interest with respect to the Pre-Paid Advances under the SEPA evidenced by the Promissory Notes.

Upon repayment or conversion of the Promissory Notes in full, any sums under clause (d) above shall be deemed full earned. To the extent the net proceeds from the sale of the Shares are insufficient to pay the SEPA Expenses, the Company and Pubco shall continue to be obligated to pay such expenses in accordance with the terms of the SEPA.

Section 4. No Conflicts. Each party represents and warrants that neither the execution and delivery of this Agreement by such party, nor the consummation or performance by such party of any of the transactions contemplated hereby, will with or without notice or lapse of time, constitute, create or result in a breach or violation of, default under, loss of benefit or right under or acceleration of performance of any obligation required under any agreement to which it is a party.

Section 5. Representations and Warranties. The Investor represents and warrants as follows. Such Investor has no need for liquidity in its investment in the Class B Ordinary Shares for the foreseeable future and is able to bear the risk of that investment for an indefinite period. Such Investor further understands that any certificates evidencing the Class B Ordinary Shares may bear a legend referring to transfer restrictions upon transfer. Such Investor has been given the opportunity to (i) ask questions of and receive answers from the Sponsor and the SPAC concerning the terms and conditions of the Class B Ordinary Shares, and the business and financial condition of the SPAC and (ii) obtain any additional information that the Sponsor possesses or can acquire without unreasonable effort or expense that is necessary to assist such Investor in evaluating the advisability of the receipt of the Class B Ordinary Shares and an investment in the SPAC. Such Investor is not relying on any oral representation made by any person as to the SPAC or its operations, financial condition or prospects. Such Investor is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended.

Section 6. Definitions. Capitalized terms used but not defined herein shall have the meanings given to the in the SEPA.

Section 7. Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 8. Governing Law. All matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

Section 9. Submission to Jurisdiction. Any legal suit, action, or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be instituted in the federal courts of the United States of America or the courts of the State of New York in each case located in the City of New York and County of New York, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding.

Section 10. Waiver of Jury Trial. Each party acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby. Each party to this Agreement certifies and acknowledges that (i) no representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action, (ii) such party has considered the implications of this waiver, (iii) such party makes this waiver voluntarily, and (iv) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10.

Section 11. Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the Parties; provided, however, that no party may assign its rights hereunder without the prior written consent of the other Parties.

Section 12. Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by electronic means, with affirmative confirmation of receipt, (iii) one business day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) business days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice.

If to the Investor:

YA II PN, Ltd.

1012 Springfield Avenue

Mountainside, NJ 07092

Attention: Mark Angelo

Email: [omitted]

With a copy to:

David Fine, Esq.
1012 Springfield Avenue
Mountainside, NJ 07092
E-mail: [omitted]

If to the Sponsor:

Mercury Capital LLC

2021 Fillmore St. #2089

San Francisco, CA 94115

Attention: Kanishka Roy

E-mail: [omitted]

If to Pubco after the Closing :

Tactical Resources Corp.

1500 – 1055 West Georgia Street

Vancouver, BC V6E 4N7

Canada

Attention: Kuljit Basi

Email: [omitted]

Section 13. Delays or Omissions. No delay or omission to exercise any right, power or remedy upon any breach or default under this Agreement shall impair any such right, power or remedy of such holder nor shall it be construed to be a waiver of any such breach or default.

Section 14. Waiver of Default. No waiver with respect to any breach or default in the performance of any obligation under the terms of this Agreement shall be deemed to be a waiver with respect to any subsequent breach or default, whether of similar or different nature. Any waiver, permit, consent or approval of any kind or character shall be effective only if made in writing and only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by virtue of law or otherwise afforded to any holder, shall be cumulative and not alternative.

Section 15. Third-Party Beneficiaries. The parties hereto acknowledge and agree that SPAC (or, from and after the Closing, Pubco) is an intended third-party beneficiary hereof and can enforce the Sponsor’s rights hereunder as if it were a party hereto. Except as provided in the immediately preceding sentence, nothing in this Agreement shall confer any rights upon any individual or entity other than the parties hereto and their respective heirs, successors and permitted assigns.

Section 16. Miscellaneous. This Agreement, together with the certificates, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. This Agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by all parties hereto. Except as otherwise provided herein, no party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the date first set forth above.

SPONSOR:

Mercury Capital LLC

By:	/s/ Kanishka Roy
Name:	Kanishka Roy
Title:	Managing Member

INVESTOR:

YA II PN, Ltd.

By:	/s/ Matthew Beckman
Name:	Yorkville Advisors Global, LP
Its:	Investment Manager

By:	/s/ Matthew Beckman
Name:	Yorkville Advisors Global II, LLC
Its:	General Partner

	By:	/s/ Matthew Beckman
	Name:	Matthew Beckman
	Title:	Manager

[Signature Page to Prepaid Expenses Agreement]

Schedule A

Entity’s Name	Number of Class B Ordinary Shares
YA II PN, Ltd	1,000,000